Exhibit 99

FOR MORE INFORMATION CONTACT:

R. David Martin Chief Financial Officer Action Performance Companies 602-337-3636

or

Jeff Schoenborn Burson-Marsteller 212-614-4792 jeffrey_schoenborn@nyc.bm.com

Action Performance Reports First Quarter 2003 Results

     PHOENIX – January 27, 2003 – Action Performance Companies, Inc. (NYSE: ATN), the leader in the design, marketing, promotion and distribution of licensed motorsports merchandise, today reported financial results for the first quarter ended December 31, 2002.

     First quarter revenues increased $1.7 million, or 2.0%, to $85.8 million from $84.1 million in the same period last year. Net income for the three months ended December 31, 2002 was $8.0 million, compared to $8.2 million in the first quarter of fiscal 2002. On a per share basis, net income was $0.44 in first quarter of fiscal 2003 compared to $0.46 in the same period last year. First quarter 2003 net income includes $0.04 per share from foreign currency translation gains. First quarter 2002 net income includes $0.01 per share arising from a gain on extinguishment of debt, which was previously reported as an extraordinary item and has been reclassified in accordance with SFAS No. 145, effective October 1, 2002.

     Action also reported EBITDA of $19.6 million in the fiscal first quarter of 2003, compared to $20.1 million in the same period the year prior.

     “Considering the challenging economic backdrop, we’re pleased to have delivered sound EPS, weathering what is clearly the worst business conditions the nation has experienced in a decade,” Action Chairman and Chief Executive Officer Fred Wagenhals said. “With an economic model characterized by substantial operating income, as well as our rock-solid balance sheet, we believe Action will successfully ride out this recession, remain highly profitable, and deliver double-digit growth in fiscal 2003.”

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Action Performance
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     First quarter sales, including $6.9 million from companies acquired in 2002, were impacted by a decline in wholesale die-cast sales, arising from the lack of product availability due to the previously announced delays in production of die-cast models of newly redesigned Chevrolet Monte Carlo and Pontiac NASCAR vehicles. These retooling efforts are now substantially complete. First quarter 2003 revenues also reflected an 80% increase in die-cast and apparel sales to mass merchandisers. Trackside and wholesale apparel sales declined, compared to strong sales in the prior year.

     Action’s balance sheet grew stronger for the period ended December 31, 2002. Cash balances grew to $79.6 million from $69.6 million at September 30, 2002. Cash increased in part due to significant receivable collections of $17.3 million, including the collection of accounts of mass retailers, which had increased as of September 30, 2002, due to the timing of holiday shipments. Days sales outstanding were 47 days compared to 51 at September 30, 2002 and 42 days at December 31, 2001. The increase in DSOs from December 31, 2001 reflects Action’s increased mass-retail revenues, which have a longer DSO.

     As part of the company’s long-stated policy of repurchasing common stock when opportunistic conditions present themselves, the company used its substantial cash position to purchase $2.0 million in Action shares on the open market.

     “We continue to believe that our stock buyback program is important to effect capital management and complements the $0.03 dividend we introduced in September,” Chief Financial Officer David Martin noted. “Yet our stock repurchase program will remain conservative, in order to maintain our balance sheet strength.”

     Action anticipates that fiscal 2003 capital expenditures will be comparable to the $25.8 million reported for the 12 months of fiscal 2002, but frontloaded in the earlier part of this year. Capital expenditures were $11.1 million in the first quarter of fiscal 2003, compared to $5.5 million in the same period last year. The increase in first quarter capital expenditures was primarily for retooling requirements to accommodate the recent NASCAR vehicle redesigns by Chevrolet and Pontiac.

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Action Performance
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Guidance for Second Quarter and 12 Months of Fiscal Year Ending September 30, 2003

     For the second quarter ending March 31, 2003 management expects to realize revenues in the range of $90 million to $100 million, and EPS of $0.44 to $0.56. This guidance continues to reflect a decline in die-cast sales due to delayed product availability, arising from the timing of the completion of retooling and the related production issues. For the fiscal year ending September 30, 2003 Action anticipates revenues of $460 million to $485 million, EPS of $2.85 to $3.00 and EBITDA of $112 million to $117 million.

     “In spite of a recessionary environment that is likely to extend well into 2003, we believe Action is well positioned to deliver double-digit growth this year,” Martin explained. “If consumer spending recovers in the second half of the year and general economic conditions begin to recover, we believe that Action can achieve the higher end of our guidance range. Our full-year revenue estimate reflects a recovery of die-cast sales in our third and fourth quarter, when we will have adequate die-cast product available.”

About Action Performance:

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail and department stores, specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

     This press release contains forward-looking statements regarding expectations for revenues, EBITDA, net income, cash flow and capital and other funding needs, growth strategy, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, and other risks discussed in the Company’s Form 10-K, dated September 30, 2002, on file with the U.S. Securities and Exchange Commission.

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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Balance Sheets
December 31, 2002 and September 30, 2002
(in thousands, except per share data)

	December 31,	September 30,
	2002	2002

ASSETS
Current Assets:
Cash and cash equivalents	$79,623	$69,585
Accounts receivable, net	44,041	61,313
Inventories	33,519	33,467
Prepaid royalties	7,238	6,938
Deferred taxes	3,201	3,155
Prepaid expenses and other	4,074	2,397

Total current assets	171,696	176,855
Property and Equipment, net	53,813	46,378
Goodwill	85,577	84,514
Licenses and Other Intangibles, net	23,489	24,000
Other Assets	5,824	6,169

	$340,399	$337,916

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,305	$28,958
Accrued royalties	11,088	15,146
Accrued expenses	7,197	10,545
Income taxes payable	8,233	4,265
Current portion of long-term debt	434	423

Total current liabilities	51,257	59,337

Long-Term Liabilities:
Long-term debt	43,273	40,360
Deferred taxes and other	6,419	5,696

Total long-term liabilities	49,692	46,056

Commitments and Contingencies Minority Interests	3,213	3,135
Shareholders’ Equity	236,237	229,388

	$340,399	$337,916

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Operations
Three Months Ended December 31, 2002 and 2001
(in thousands, except per share data)

	2002	2001

Net sales	$85,799	$84,136
Cost of sales	55,277	52,285

Gross profit	30,522	31,851

Operating expenses:
Selling, general and administrative	17,362	17,172
Amortization of licenses and other intangibles	900	506

Total operating expenses	18,262	17,678

Income from operations	12,260	14,173
Interest expense	(579)	(845)
Other	1,126	113

Income before income taxes	12,807	13,441
Income taxes	4,841	5,211

Net Income	$7,966	$8,230

Earnings Per Common Share:
Basic	$0.45	$0.48
Diluted	$0.44	$0.46
Weighted Average Shares Outstanding:
Basic	17,791	17,245
Diluted	19,003	19,053

Note:	Amounts for 2001 have been adjusted to reflect adoption of SFAS No.145 effective October 1, 2002. Prior to adoption, gains on extinguishment of debt were reflected as extraordinary items.

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
Three Months Ended December 31, 2002 and 2001
(in thousands)

	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,966	$8,230
Adjustments to reconcile net income to cash provided by operations-
Depreciation and amortization	6,249	5,862
Stock option tax benefits	407	1,226
Gain on extinguishment of debt	—	(239)
Other	(123)	(123)
Changes in assets and liabilities, net-
Accounts receivable, net	17,465	1,941
Accounts payable	(4,939)	(4,426)
Income taxes payable	3,833	(1,110)
Inventories	170	957
Prepaid royalties and accrued royalties	(4,358)	(3,457)
Other	(6,333)	(5,102)

Net cash from operating activities	20,337	3,759

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net	(11,135)	(5,533)
Other	(407)	(238)

Net cash used in investing activities	(11,542)	(5,771)

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term debt borrowings – German mortgage	3,001	—
Long-term debt repayments, net	(365)	(198)
Common stock purchases for treasury	(2,024)	—
Stock option exercise proceeds	251	2,139

Net cash from financing activities	863	1,941

Effect of exchange rates on cash and cash equivalents	380	(91)

Net change in cash and cash equivalents	10,038	(162)
Cash and cash equivalents, beginning of period	69,585	64,514

Cash and cash equivalents, end of period	$79,623	$64,352

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Reconciliation to Consolidated EBITDA
Three Months Ended December 31, 2002 and 2001
(in thousands, except per share data)

	2002	2001

Income Before Income Taxes	$12,807	$13,441
Interest Expense	579	845
Depreciation and Amortization:
Depreciation — cost of sales	3,840	3,866
Depreciation — operating expenses	1,509	1,490
Amortization of licenses and other intangibles	900	506

Total depreciation and amortization	6,249	5,862

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$19,635	$20,148

Note:	Amounts for 2001 have been adjusted to reflect adoption of SFAS No.145 effective October 1, 2002. Prior to adoption, gains on extinguishment of debt were reflected as extraordinary items.